CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the The RBB Fund, Inc and to the use of our report dated October 27, 2017 on the financial statements and financial highlights of Summit Global Investments Global Low Volatility Fund, a series of shares of beneficial interest in The RBB Fund, Inc. Such financial statements and financial highlights appear in the August 31, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

December 28, 2017